Exhibit 99.1

NEWS RELEASE

Contact:	Investors:
Barry Sievert

Media:
Marguerite Copel
Corporate Communications
(214) 721-1273

DEAN FOODS COMPANY REPORTS THIRD QUARTER RESULTS
Most Challenging Quarter in Company’s History
     DALLAS, November 8, 2007 — Dean Foods Company (NYSE: DF) today announced that the Company earned $0.05 per diluted share from continuing operations for the quarter ended September 30, 2007, compared with $0.54 per diluted share from continuing operations in the third quarter of 2006. Net income from continuing operations for the third quarter totaled $6.5 million, compared with $74.5 million in the prior year’s third quarter.
     On an adjusted basis (as defined below), diluted earnings per share were $0.14, compared to $0.56 in the prior year’s third quarter. Adjusted net income for the third quarter was $18.7 million, compared to adjusted net income of $77.9 million in the third quarter of 2006. The decrease in adjusted net income and earnings per share is primarily related to a decline in operating results in the quarter and the increase in interest expense as a result of the recapitalization connected to the special cash dividend of $15 per share that was paid in early April. Interest expense in the quarter totaled $89.7 million, compared to $48.0 million in the third quarter of 2006. Total debt, net of $45 million in cash on hand, at September 30, 2007, was approximately $5.3 billion.
Summary of Dean Foods Third Quarter 2007 Segment and Operating Results

% Growth Rate

Dairy Group:
Fluid Milk Volume	-3.4%
Operating Income	-21.0%
WhiteWave Foods:
Net Sales	9.0%
Operating Income	-37.0%
Consolidated Adjusted Operating Income	-29.3%

     “In the third quarter, we were faced with the most difficult operating environment in our history,” said Gregg Engles, Chairman and Chief Executive Officer. “Raw milk prices rose rapidly to record highs and we were challenged to increase our pricing fast enough to keep pace. Additionally, as retail prices spiked, rising an average of seventy-five cents per gallon over the course of this year, volumes softened and our sales mix skewed more heavily toward private label milk. At the same time, we continued to work to overcome the negative effects of the increase in the cost of shrink, lower offsets to cost of goods sold from excess cream sales, and continued increased investment behind the Horizon Organic brand.”
     Net sales for the third quarter totaled $3.1 billion, an increase of 24% from net sales for the third quarter of 2006, due to the pass-through of higher commodity dairy costs and increased sales at WhiteWave Foods.
     Consolidated operating income in the third quarter totaled $103.3 million, a decrease of 39% from $168.7 million in the third quarter of 2006. Adjusted third quarter consolidated operating income totaled $123.1 million, a decrease of 29.3% from $174.2 million in the third quarter of 2006.
DAIRY GROUP
     Dairy Group net sales for the third quarter were $2.8 billion, a 26% increase from $2.2 billion in net sales for the third quarter of 2006. The sales increase was due primarily to the pass-through of higher overall dairy commodity costs to customers. The third quarter average Class I mover, which is an indicator of the Company’s raw milk costs, averaged $21.53 per hundred-weight, a 95% increase from the same period in 2006 and 32% higher than the second quarter of 2007. Class II butterfat prices averaged $1.58 per pound in the third quarter, 20% higher than the third quarter of 2006.
     Dairy Group segment operating income in the third quarter was $137.3 million, compared to $173.7 million in the third quarter of 2006.
WHITEWAVE FOODS
     WhiteWave Foods segment reported third quarter net sales of $335.8 million, 9% higher than third quarter 2006 net sales of $308.4 million. Sales growth was strong across the branded portfolio with net sales of Horizon Organic® milk increasing over 20% due to strong volume performance driven by increased promotional activity and lower average prices. International Delight® sales increased in the low double digits and Land O’Lakes® sales grew in the mid-teens over the same period last year, driven by high-single digit volume growth and commodity based price increases. Sales of Silk® increased in the mid-single digits over the third quarter of 2006.

     Segment operating income in the third quarter for WhiteWave Foods was $22.3 million, compared to $35.4 million in the third quarter of 2006. Segment operating margins were 6.6%, compared to 11.5% in the third quarter of 2006, due to the lower contribution from Horizon Organic related to increased brand spending and lower overall gross profit margins.
CORPORATE EXPENSE
     Corporate and other expenses totaled $36.5 million, compared to $34.9 million in the third quarter of 2006. The increase was largely driven by increased investments in support of the Company’s strategic initiatives.
CASH FLOW
     Cash flow from continuing operations through the first nine months of 2007 totaled $220.7 million, compared to $427.0 million in the first nine months of 2006. The decline in cash flow from operations is due primarily to lower operating results, higher year over year interest expense, and the increase in working capital requirements.
     Capital expenditures through the first three quarters of 2007 totaled $165.2 million, compared to $174.9 million in capital expenditures in the first nine months of 2006.
FORWARD OUTLOOK
     “Looking ahead to the fourth quarter for the Dairy Group, we expect record high raw milk prices will continue to pressure results. Milk cost stabilization should help in terms of price realization; but, other costs tied to milk costs such as shrink, lower cost of goods sold offsets from excess cream sales, and the potential for continued unfavorable mix shift away from our regional brands will likely continue to challenge earnings,” said Jack Callahan, Chief Financial Officer. “At WhiteWave, we will continue to invest to protect the Horizon Organic brand from aggressive competition through this period of industry oversupply, which will negatively affect WhiteWave profitability. Therefore, we expect fourth quarter adjusted earnings to be approximately $0.30 per share.
     Looking into 2008, the dairy commodity price and organic milk oversupply situations remain sufficiently unsettled that we believe it is premature today to set out expectations for the full year. Entering 2008, pricing realization should begin to improve if the Class I price moderates from current levels, as we expect. However, the commodity cost comparison to early 2007 will continue to be a meaningful drag on performance as current forecasts suggest a range for the first quarter of $18-$20 per hundredweight compared to only $13.74 in the first quarter of 2007. At WhiteWave, we anticipate that the organic milk oversupply will persist into 2008 and continue to limit WhiteWave profit growth. With the tough cost comparisons on commodity milk and the continued effects of the organic milk surplus, we anticipate overall operating profits in the first quarter will continue to be below previous year levels, consistent with the trend since the second quarter of 2007. Additionally, the higher interest expense under our new capital structure will further negatively impact first quarter earnings by approximately $0.16 per share.
     Looking beyond the first quarter, it’s clear that commodity costs will be the key driver of our performance. While the Class I mover is showing signs of moderation, there is a wide range of estimates as to the timing and extent of any price declines. If dairy commodity prices remain high, 2008 could be quite difficult as we would continue to face negative cost overlaps until at least mid-year. Similarly, we expect the oversupply situation in the organic milk market to persist well into 2008 and it is unclear exactly when supply and demand will come into better balance. As we are committed to defending the Horizon brand through this period of oversupply, we expect WhiteWave results to be impacted for as long as the supply imbalance persists.
     Balancing all of the possible outcomes for 2008, right now, we are expecting a difficult first quarter, followed by sequentially improving results as we move through the year. We will provide more perspective on 2008 when we report the fourth quarter after we complete our planning activities and the outlook for the 2008 commodity environment becomes a bit clearer.”
TAX TREATMENT OF $15 SPECIAL CASH DIVIDEND
     With respect to the distribution, or “special dividend” of $15 per share paid to shareholders of record as of March 27th, the Company currently estimates that approximately 45% of the distribution will be considered a taxable dividend in accordance with U.S. Federal income tax rules, and the remaining 55% will be considered a non-dividend distribution. This estimate includes assumptions regarding the Company’s financial performance for the remainder of 2007, and is therefore subject to further refinement once full year performance has been reported. Shareholders are encouraged to contact their tax and financial advisors regarding the implications and appropriate tax treatment of this distribution.
RESULTS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007
     Net sales for the nine months ended September 30, 2007 totaled $8.6 billion, an increase of 14% from net sales for the same period of last year, due to the passthrough of higher dairy commodity costs and increased sales at WhiteWave Foods. Net income from continuing operations for the first nine months of the year totaled $97.9 million, compared with $204.0 million in the first nine months of 2006. Diluted earnings per share from continuing operations for the nine months ended September 30, 2007 totaled $0.71, compared to $1.45 for the first nine months of 2006.

     On an adjusted basis (as defined below), net income from continuing operations for the nine months totaled $127.4 million, compared to $211.8 million in the same period of 2006. Adjusted diluted earnings per share from continuing operations for the first nine months of 2007 totaled $0.93, compared to $1.51 in the first nine months of 2006.
COMPARISON OF ADJUSTED INFORMATION TO GAAP INFORMATION
     The adjusted financial results contained in this press release are from continuing operations and are adjusted to eliminate the net expense or net gain related to the items identified below. This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as company management. Because the Company cannot predict the timing and amount of charges associated with non-recurring items or facility closings and reorganizations, management does not consider these costs when evaluating the Company’s performance, when making decisions regarding the allocation of resources, in determining incentive compensation for management, or in determining earnings estimates. These costs are not presented in any of the Company’s operating segments. This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP. These non-GAAP measures may be different than similar measures used by other companies. A full reconciliation for the three and nine month periods ended September 30, 2007 calculated according to GAAP and on an adjusted basis is attached.
     For the quarter ended September 30, 2007, the adjusted results reported above differ from the Company’s results under GAAP by excluding the following facility closing, reorganization, and other nonrecurring charges:
•	a $19.8 million charge ($11.8 million net of income tax) related to the realignment of our Dairy Group’s finance and accounting organization, the Dairy Group’s management realignment, workforce reduction activities in the Dairy Group’s operations, and previously announced facility closings, as well the sale of our tofu business; and

•	a $0.7 million charge ($0.4 million net of income tax) related to non-recurring special dividend costs.
     For the quarter ended September 30, 2006, the adjusted results reported above differ from the Company’s results under GAAP by excluding the following facility closing and reorganization charges:
•	a $5.5 million charge ($3.4 million net of income tax) charge related to the Madison, WI warehouse closing, ice cream production facility consolidation in the East Region, and other announced facility closings and reorganizations.

     For the nine months ended September 30, 2007, the adjusted results reported above differ from the Company’s results under GAAP by excluding the following facility closing, reorganization, and other nonrecurring charges:
•	a $29.4 million charge ($17.8 million net of income tax) related to the realignment of our Dairy Group’s finance and accounting organization, the Dairy Group’s management realignment, workforce reduction activities in the Dairy Group’s operations, and previously announced facility closings, as well the sale of our tofu business; and

•	a $19.2 million charge ($11.7 million net of income tax) related to non-recurring special dividend costs, including the write-off of finance costs resulting from the completion of our new senior credit facility.
     For the nine months ended September 30, 2006, the adjusted results reported above differ from the Company’s results under GAAP by excluding the following facility closing and reorganization charges:
•	a $12.8 million charge ($7.8 million net of income tax) related to the Madison, WI warehouse closing, ice cream production facility consolidation in the East Region, and other announced facility closings and reorganizations.
CONFERENCE CALL WEBCAST
     A webcast to discuss the Company’s financial results and outlook will be held at 9:00 a.m. ET today and may be heard live by visiting the “Webcast” section of the Company site at www.deanfoods.com.
ABOUT DEAN FOODS
     Dean Foods Company is one of the leading food and beverage companies in the United States. Its Dairy Group division is the largest processor and distributor of milk and other dairy products in the country, with products sold under more than 50 familiar local and regional brands and a wide array of private labels. The Company’s WhiteWave Foods subsidiary markets and sells a variety of well-known dairy and dairy-related products, such as Silk® soymilk, Horizon Organic® milk and other dairy products, International Delight® coffee creamers, and Land O’Lakes® creamers and other fluid dairy products. WhiteWave Foods’ Rachel’s Organic® brand is the largest organic milk brand and third largest organic yogurt brand in the United Kingdom.
FORWARD-LOOKING STATEMENTS
Some of the statements in this press release are “forward-looking” and are made pursuant to the safe harbor provision of the Securities Litigation Reform Act of 1995. These “forward-looking” statements include statements relating to, among other things, projected sales, operating income, net income and earnings per share. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release. The Company’s ability to meet targeted financial and operating results, including targeted sales, operating income, net income and earnings per share depends on a variety of economic, competitive and governmental factors, including raw material availability and costs, the demand for the company’s products, and the Company’s ability to access capital under its credit facilities or otherwise, many of which are beyond the

Company’s control and which are described in the Company’s filings with the Securities and Exchange Commission. The Company’s ability to profit from its branding initiatives depends on a number of factors including consumer acceptance of the Company’s products. The forward-looking statements in this press release speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.
(Tables to follow)
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DEAN FOODS COMPANY
Condensed Consolidated Income Statements
(dollars in thousands, except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007	2006

Net sales	$3,116,796	$2,517,792	$8,590,190	$7,504,717

Cost of sales	2,457,473	1,823,786	6,555,543	5,475,518

Gross profit	659,323	694,006	2,034,647	2,029,199

Operating costs and expenses	536,201	519,789	1,594,160	1,538,244
Facility closings, reorganizations and other costs	19,816	5,471	29,391	12,823

Operating income	103,306	168,746	411,096	478,132

Interest expense	89,657	48,031	230,839	144,335
Debt refinancing and special dividend costs	750	—	19,195	—
Other (income) expense	(138)	(60)	(192)	(46)

Income from continuing operations before income taxes	13,037	120,775	161,254	333,843
Income taxes	6,520	46,277	63,357	129,856

Income from continuing operations	6,517	74,498	97,897	203,987
Income (loss) from discontinued operations, net of tax	(35)	(3,705)	821	(51,534)

Net income	$6,482	$70,793	$98,718	$152,453

Basic earnings per share:
Income from continuing operations	$0.05	$0.56	$0.75	$1.51
Income (loss) from discontinued operations	—	(0.03)	0.01	(0.38)

Net income	$0.05	$0.53	$0.76	$1.13

Basic average common shares (000’s)	130,671	133,739	129,866	134,644

Diluted earnings per share:
Income from continuing operations	$0.05	$0.54	$0.71	$1.45
Income (loss) from discontinued operations	—	(0.03)	0.01	(0.36)

Net income	$0.05	$0.51	$0.72	$1.09

Diluted average common shares (000’s)	137,669	139,160	137,068	140,501

DEAN FOODS COMPANY
Segment Information
(dollars in thousands)

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007	2006
Net sales:
Dairy Group	$2,780,948	$2,209,411	$7,606,088	$6,593,129
WhiteWave Foods Company	335,848	308,381	984,102	911,588

Total	$3,116,796	$2,517,792	$8,590,190	$7,504,717

Segment operating income (loss):
Dairy Group	$137,317	$173,748	$473,625	$511,547
WhiteWave Foods Company	22,288	35,389	81,786	86,891
Corporate / Other	(36,483)	(34,920)	(114,924)	(107,483)

Subtotal	123,122	174,217	440,487	490,955
Facility closings, reorganizations and other costs	(19,816)	(5,471)	(29,391)	(12,823)

Total operating income	$103,306	$168,746	$411,096	$478,132

DEAN FOODS COMPANY
Condensed Consolidated Balance Sheets
(dollars in thousands)

	September 30,	December 31,
	2007	2006

ASSETS
Cash and cash equivalents	$45,006	$31,140
Other current assets	1,598,621	1,348,150

Total current assets	1,643,627	1,379,290

Property, plant & equipment	1,788,190	1,786,907

Intangibles & other assets	3,709,157	3,583,996
Assets of discontinued operations	—	19,980

Total Assets	$7,140,974	$6,770,173

LIABILITIES AND STOCKHOLDERS’ EQUITY
Total current liabilities, excluding debt	$962,598	$852,898

Total long-term debt, including current portion	5,366,106	3,355,851

Other long-term liabilities	801,451	743,234
Liabilities of discontinued operations	—	8,791

Stockholders’ equity:
Common stock	1,309	1,284
Additional paid-in capital	38,396	624,475
Retained earnings	34,898	1,229,427
Other comprehensive income (loss)	(63,784)	(45,787)

Total stockholders’ equity	10,819	1,809,399

Total Liabilities and Stockholders’ Equity	$7,140,974	$6,770,173

DEAN FOODS COMPANY
Condensed Consolidated Statements of Cash Flows
(dollars in thousands)

	Nine months ended September 30,
	2007	2006
Operating Activities
Net income	$98,718	$152,453
(Income) loss from discontinued operations	(821)	51,534
Depreciation and amortization	174,185	169,029
Deferred income taxes	4,897	61,802
Share-based compensation	27,188	28,554
Write-off of deferred financing costs	13,545	—
Changes in current assets and liabilities	(107,447)	(43,307)
Other	10,424	6,887

Net cash provided by continuing operations	220,689	426,952
Net cash used in discontinued operations	—	(900)

Net cash provided by operating activities	220,689	426,052

Investing Activities
Additions to property, plant and equipment	(165,192)	(174,913)
Cash outflows for acquisitions	(131,689)	(16,819)
Proceeds from divestitures	12,169	96,280
Proceeds from sale of fixed assets	11,831	5,619

Net cash used in continuing operations	(272,881)	(89,833)
Net cash used in discontinued operations	—	(14,696)

Net cash used in investing activities	(272,881)	(104,529)

Financing Activities
Proceeds from the issuance of debt	2,337,700	498,020
Repayment of debt	(339,904)	(729,381)
Payment of deferred financing costs	(31,281)	(6,889)
Issuance of common stock, net	27,752	28,049
Payment of dividend	(1,942,738)	—
Repurchase of common stock	—	(135,679)
Tax savings on share-based compensation	14,529	31,211

Net cash provided (used) by continuing operations	66,058	(314,669)
Net cash provided by discontinued operations	—	11,760

Net cash provided (used) by financing activities	66,058	(302,909)

Increase in cash and cash equivalents	13,866	18,614
Beginning cash balance	31,140	24,456

Ending cash balance	$45,006	$43,070

Computation of Free Cash Flow Provided by Operations
(dollars in thousands)

	Nine months ended September 30,
	2007	2006
Net cash provided by continuing operations	$220,689	$426,952
Additions to property, plant and equipment	(165,192)	(174,913)

Free cash flow provided by operations	$55,497	$252,039

DEAN FOODS COMPANY
Reconciliation of Non-GAAP Financial Measures
(dollars in thousands, except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007	2006
Reconciliation of GAAP to adjusted operating income

GAAP operating income from continuing operations	$103,306	$168,746	$411,096	$478,132

Adjustment:
Facility closings, reorganizations and other costs	19,816	5,471	29,391	12,823

Adjusted operating income	$123,122	$174,217	$440,487	$490,955

Reconciliation of GAAP to adjusted net income

GAAP net income from continuing operations	$6,517	$74,498	$97,897	$203,987

Adjustments, net of tax:
Facility closings, reorganizations and other costs	11,814	3,374	17,844	7,835
Debt refinancing and special dividend costs	409	—	11,653	—

Adjusted net income	$18,740	$77,872	$127,394	$211,822

Reconciliation of GAAP to adjusted diluted earnings per share

GAAP diluted earnings per share from continuing operations	$0.05	$0.54	$0.71	$1.45

Adjustments, net of tax:
Facility closings, reorganizations and other costs	0.09	0.02	0.13	0.06
Debt refinancing and special dividend costs	—	—	0.09	—

Adjusted diluted earnings per share	$0.14	$0.56	$0.93	$1.51